Exhibit 99.1

Contacts:

Investors:
Dean Schorno
Genomic Health
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com

Genomic Health Announces First Quarter 2011 Financial Results and Business Progress

Product Revenue Increased 23% Compared with Prior Year Driven by Increased Worldwide Demand

Nine Abstracts Covering Breast, Colon and Prostate Cancers Accepted for Presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., May 3, 2011 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2011.

Total revenue increased to $49.8 million in the first quarter of 2011, compared with $41.2 million in the first quarter of 2010.  Product revenue was $49.5 million in the first quarter of 2011, an increase of 23 percent, compared with $40.3 million in the first quarter of 2010.

Net loss was $0.3 million in the first quarter of 2011, an improvement of $1.6 million compared with a net loss of $1.9 million in the first quarter of 2010.  Basic and diluted net loss per share was $0.01 in the first quarter of 2011, compared with basic and diluted net loss per share of $0.07 in the first quarter of 2010.

“We delivered strong year over year product revenue growth of 23 percent driven by growth in Oncotype DX® tests across all products and markets,” said Kim Popovits, President and Chief Executive Officer of Genomic Health.  “Our goal in 2011 remains to position Genomic Health for long term success by continuing to significantly invest in the global commercialization of our breast and colon cancer tests and in our pipeline while growing top line revenue and delivering a full year of profit.”

Additional First Quarter 2011 Financial Results

Total operating expenses for the first quarter of 2011 were $50.0 million, including cost of product revenues of $9.1 million, compared with total operating expenses for the comparable period in 2010 of $43.1 million, including cost of product revenues of $9.0 million.  Included in operating expenses for the first quarter of 2011 were non-cash charges of $4.8 million, including $2.9 million of stock-based compensation expense and $1.9 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2010 of $4.3 million.

Cash and cash equivalents and investments in marketable securities at March 31, 2011 were $76.6 million compared with $76.8 million at December 31, 2010.

In the first quarter of 2011, more than 16,230 Oncotype DX test results were delivered, an increase of 22 percent compared with more than 13,310 test results delivered in the first quarter of 2010.

The company maintains financial guidance for the full-year ending December 31, 2011:

•                  Total revenue of $200 to $210 million

•                  Full-year net income of $3 to $5 million

•                  Oncotype DX test results delivered of 63,000 to 66,000

Quarterly Highlights

Oncotype DX Breast Cancer Commercial Progress

•                  Secured reimbursement for estrogen-receptor positive breast cancer patients with one to three positive nodes with Excellus, a payor covering 1.8 million lives in New York.

•                  Increased covered lives outside of the United States to more than 42 million through reimbursement arrangements now including payors and institutions in Canada, Germany, Greece, Ireland, Israel, Mexico, Spain, Venezuela and the United Kingdom.

•                  AOK Rheinland/Hamburg, a national health insurance provider in Germany, announced it will reimburse Oncotype DX as part of a treatment study being conducted by the West German Study Group.

•                  Initiated a decision impact study of Oncotype DX in Australia.

•                  Launched a Spanish language version of the Oncotype DX breast cancer website.

•                  Established a distribution agreement to provide the Oncotype DX breast and colon cancer tests in South Africa, Botswana, Namibia, and Kenya.

Oncotype DX Colon Cancer Commercial Progress

•                  Partnered with the advocacy organization, Fight Colorectal Cancer, to launch My Colon Cancer Coach, a unique online tool that empowers patients with individualized information to engage in a more knowledgeable dialogue with their healthcare team.

•                  Secured access to tumor samples from two large clinical trials to initiate oxaliplatin studies.

Product Pipeline, Peer-Reviewed Publications and Medical Meeting Presentations

•                  Presented complete results of a prostate cancer gene identification study at the American Society of Clinical Oncology (ASCO) Genitourinary (GU) Cancer Symposium and the United States & Canadian Academy of Pathology (USCAP) 2011 meeting.

•                  Presented results of nine studies from seven countries at the 12th Annual St. Gallen International Breast Cancer Conference demonstrating chemotherapy reduction and overall cost effectiveness when Oncotype DX is used.

•                  Announced launch of RxPONDER S1007 (Rx for Positive Node, Endocrine Responsive Breast Cancer), a large multi-center clinical trial being led by SWOG, one of the largest National Cancer Institute (NCI) supported cancer cooperative groups, to determine the effect of chemotherapy in patients with node-positive breast cancer with Recurrence Score® results equal to, or less than, 25 as determined by the Oncotype DX breast cancer test. This study will seek to enroll 9,000 patients in order to randomize 4,000 patients with Recurrence Score® results equal to, or less than, 25.

•                  The Journal of Oncology Practice published results of a clinical survey in the United States showing use of Oncotype DX changed treatment recommendations more than 40 percent of the time for women with lymph node-positive breast cancer, leading to an overall reduction in chemotherapy.

•                  Received acceptance to present nine abstracts at the upcoming ASCO annual meeting June 3-7, including studies in breast, colon and prostate cancers.

•                  Invested $2.8 million to date in two early-stage genomics companies, Locus Development, Inc. and Station X, Inc. to complement internal research and development applications for next generation sequencing.

Conference Call Details

To access the live conference call on May 3 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  A telephone replay will be available beginning approximately two hours after the call through May 10, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 61603912.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com/eventdetail.cfm?eventid=87666.  Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a molecular diagnostics company focused on the global development and commercialization of genomic-based clinical laboratory services that analyze the underlying biology of cancer allowing physicians and patients to make individualized treatment decisions.  Its lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer.  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multigene expression test developed for the assessment of risk of recurrence in patients with stage II disease.  As of March 31, 2011, more than 10,000 physicians in over 60 countries had ordered more than 200,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional stages of breast and colon cancers.   The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s 2011 first quarter and annual results; the company’s belief in its ability to achieve revenue growth; the company’s beliefs in its ability to generate profit in 2011 and to operate its business on a cash flow positive basis; the company’s intent to invest in its business and the areas in which it expects to make such investments, including international expansion, its product pipeline, gaining reimbursement internationally for its tests and driving reimbursement for and adoption of its colon cancer test; 2011 financial guidance, including expectations regarding the number of test results delivered, revenue, and net income; the company’s intent to invest in its business while targeting full year profitability; the attributes and focus of the company’s product pipeline; the ability of the company to develop additional tests in the future; the ability of any tests the company may develop to optimize cancer treatment; the scope, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by the FDA and other agencies abroad; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to successfully commercialize our products outside of the US; our ability to obtain capital when needed; our history of operating losses; fluctuations in levels of growth; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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Genomic Health, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2011	2010
	(Unaudited)

REVENUES:
Product revenues	$49,458	$40,266
Contract revenues	352	963
Total revenues	49,810	41,229

OPERATING EXPENSES:
Cost of product revenues	9,059	8,966
Research and development	10,091	7,793
Selling and marketing	20,536	18,016
General and administrative	10,356	8,327

Total operating expenses	50,042	43,102

Loss from operations	(232)	(1,873)

Interest and other income	65	108
Interest and other expense	50	21

Loss before income taxes	(217)	(1,786)

Income tax provision	69	146

Net loss	$(286)	$(1,932)

Basic and diluted net loss per share	$(0.01)	$(0.07)
Shares used to compute basic and diluted net loss per share	29,104	28,636

Genomic Health, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$18,157	$31,183
Short-term investments	45,435	45,635
Accounts receivable, net	16,262	14,306
Prepaid expenses and other current assets	7,307	6,541
Total current assets	87,161	97,665

Long-term investments	12,982	—
Property and equipment, net	10,685	10,345
Restricted cash	110	608
Long-term equity investments	2,770	500
Other assets	1,706	1,743
Total assets	$115,414	$110,861

Accounts payable	$4,737	$3,968
Accrued expenses and other current liabilities	14,821	16,305
Deferred revenues	2,466	2,821
Other liabilities	1,537	1,657
Stockholders’ equity	91,853	86,110
Total liabilities and stockholders’ equity	$115,414	$110,861

The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2010.